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                                                                    EXHIBIT 10.7




October 22, 1997


Mr. H. Leighton Steward
909 Poydras Street
New Orleans, Louisiana  70112

Dear Leighton,

                 This letter constitutes your Employment Agreement with Burlington Resources Inc. (the "Company") when accepted by you in the space provided below. Reference is hereby made to the Agreement and Plan of Merger dated as of July 16, 1997 among the Company, The Louisiana Land and Exploration Company ("LL&E") and BR Acquisition Corporation (the "Merger Agreement").

                 1. POSITION AND TERM. The Company agrees to employ you and you agree to act as its Vice Chairman of the Board of Directors of the Company (the "Board") during the period commencing at the Effective Time of the Merger, as those terms are defined in the Merger Agreement, and continuing through December 1, 1999. The Company will amend its By-Laws to provide that the position of Vice Chairman of the Board will constitute an officer position within the Company. For at least so long as you serve as Vice Chairman, you will also serve as Chairman of the Executive Committee of the Board.

                 2. BASE SALARY. Your minimum salary will be $450,000 per annum or such higher rate as may be fixed from time to time by the Board.

                 3. STOCK OPTIONS. You shall participate in the Company's 1993 Stock Incentive Plan in accordance with the Company's normal option grant process as to amounts and timing and options granted thereunder shall be at an option price per share equal to 100% of the fair market value of such stock on such date of grant and become exercisable on the first anniversary of such date of grant; provided, however, that the second grant to you of stock options shall in no event become exercisable later than November 30, 1999.

                 4. INCENTIVE COMPENSATION, LONG-TERM INCENTIVES AND OTHER BENEFITS. You will participate with other senior executives of the Company in compensation and benefit plans in effect from time to time including the Incentive Compensation Plan, the Stock Incentive Plan, the Performance Share Unit Plan, the Deferred Compensation Plan, the Supplemental Benefits Plan, the Key Executive Severance Protection Plan and any other plan or perquisites available to other executives at your level of responsibility in the Company, including a company
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Mr. H. Leighton Steward
October 22, 1997
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automobile and company-provided country and luncheon club memberships but not including the Senior Executive Survivor Plan. You will also participate in health, retirement, survivor and disability plans available to all employees of the Company. You understand that the Company may amend, modify or terminate these plans at any time. You shall also be entitled to receive $50,000 per year, payable in monthly installments, as a housing allowance and such amount shall be paid to you whether or not you incur any housing expenses. For purposes of computing all benefits (other than Incentive Compensation) that are tied to the level of your compensation, your salary shall be treated as the greater of your actual salary hereunder or your actual annual salary rate from LL&E immediately before the effective date of this agreement.

                 Your maximum bonus opportunity under the Incentive Compensation Plan will be 100% of base salary. Annual bonuses are determined by the Compensation and Nominating Committee of the Board (the "Compensation Committee") based on Company and individual performance. All plans referenced in this section are plans of the Company.

                 You and the Company agree that, for purposes of the letter agreement dated December 27, 1994 between you and LL&E, you will not be treated as having terminated employment for purposes of paragraph 2 and Appendix A of said letter agreement until your employment with the Company terminates.

                 5. SEVERANCE BENEFIT. If your employment is terminated by the Company for any reason before December 1, 1999 other than as a result of your death, permanent disability or for Cause, or is initiated by you for Good Reason, the Company will pay you within 10 days after the date of termination an amount equal to the product of the number of whole and partial months remaining from the date of your termination until December 1, 1999, times your then current monthly base salary. The terms Cause and Good Reason are defined in the Key Executive Severance Protection Plan.

                 6. COORDINATION WITH OTHER PLANS. If your termination entitles you to benefits under the Key Executive Severance Protection Plan, you may elect to receive the benefits payable under Section 5 of this agreement in lieu of those benefits. If you elect to receive the benefits under this agreement, you will nevertheless be eligible to receive the additional benefits related to the gross-up payment for excise taxes under Article 6 of that plan.

                 7. TERMINATION AGREEMENT. The Company agrees that it shall pay or cause to be paid to you the benefits described in the Termination Agreement dated March 13, 1996 between you and LL&E (the "Termination Agreement") if (i) you are terminated by the Company on any grounds whatsoever except for "cause" during the "Protection Period" or if you terminate your
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Mr. H. Leighton Steward
October 22, 1997
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employment with the Company voluntarily within the "Protection Period" (it being acknowledged that there has been a significant change in the nature or scope of your duties and/or responsibilities for the purposes of the Termination Agreement) or (ii) your employment with the Company terminates by reason of your death during the "Protection Period", or (iii) you become disabled during the "Protection Period" under circumstances entitling you to disability benefits under the Company's long-term disability plan or under Social Security. Terms in quotation marks in this Section 7 shall have the meaning set forth in the Termination Agreement. The benefits provided under this Section 7 shall be in addition to any other benefits to which you may be entitled under the plans of the Company. You acknowledge and agree that you shall not become a participant in the Company's Executive Survivor Benefit Plan and hereby waive any benefits to which you would otherwise become entitled under such plan.

                 8. NON-DISCLOSURE. As an officer of the Company, you will have access to and continue to receive and develop confidential and proprietary information and trade secrets pertaining to the business of the Company and its affiliates, including, without limitation, reports, maps, data (including geologic and seismic data and interpretations thereof), plans, and contracts. As part of the consideration for this agreement and in return for receiving access to such confidential information, you agree to keep all such confidential and proprietary information confidential. In particular, you agree that you will not divulge, communicate or otherwise disclose any confidential information furnished to you or obtained or developed by you while employed by the Company to any person, firm, corporation or entity other than to an authorized representative of the Company. You agree that if your employment with the Company is terminated, you will not discuss the Company's business, operations, plans, strategies, personnel or business relationships or agreements with the press or with any of the Company's current or prospective customers or suppliers or with any other person with which the Company has business relationships.

                 9. NON-COMPETITION. In order to enforce your obligations under Section 8 and in consideration for the benefits of employment described in this agreement, you agree to the covenant not to compete in this
Section 9. You agree and acknowledge that this covenant not to compete is ancillary to your commitment as set forth in Section 8 to refrain from disclosing such confidential information. If you initiate the termination of your employment with the Company other than for Good Reason during the term of this agreement, you agree that you will not for a period of two years after your termination be employed by, consult with, provide advice or information to, otherwise perform services for, own, manage, operate, join, control or participate in the ownership of more than 5% of the voting power of equity securities of, management, operation or control of any Competitor (as defined in this agreement) unless released by the Company from such obligation in writing with respect to a specific situation, it being understood
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Mr. H. Leighton Steward
October 22, 1997
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that your serving as a director of a public entity will not be in violation of the foregoing provision, provided that you are not at such time serving as a director of the Company, and, provided further, that your obligations under
Section 8 will continue to be in effect during any such service. A Competitor is defined as any entity (i) that is engaged in exploring for and producing oil and natural gas in Louisiana, Montana, New Mexico, North Dakota, Oklahoma, Texas or federal or state waters in the Gulf of Mexico or in the oil and gas marketing business in the mainland United States and (ii) whose assets associated with such oil and gas business exceed $50 million.

                 10. NON-INTERFERENCE. For a period ending two years after you terminate employment with the Company, you agree not to solicit, directly or indirectly, any officer or employee of the Company to leave and work for any other employer. During this same period, you agree not to suggest to others that they approach or solicit any officers or employees of the Company with respect to potential employment elsewhere.

                 11. SEVERABILITY AND ENFORCEMENT. It is the desire of the parties hereto that this agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable, the parties hereby agree and consent that such provision will be reformed to make it a valid and enforceable provision to the maximum extent permitted by law. Any provision hereof not capable of such reformation and determined to be prohibited by or unenforceable under applicable law of any jurisdiction will as to such jurisdiction be deemed ineffective and deleted from this agreement without affecting any other provision of this agreement.

                 In the event of a breach by you of any of the provisions of Sections 8, 9 or 10, you understand and agree that the Company may, in addition to any other rights or remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive or other relief in order to enforce or prevent any violations of such provisions.

                 You understand and agree that this agreement is being executed by the Company on behalf of itself and each of its affiliates, and that all rights of the Company under this agreement and all of your obligations and duties under this agreement will inure to the benefit of and may be enforced by the Company or any of its affiliates.
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\Mr. H. Leighton Steward
October 22, 1997
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                 If the above correctly sets forth our agreement, please sign the original and return it to me.  Please retain a copy for your records.

                                    Very truly yours,

                                    BURLINGTON RESOURCES INC.

                                    /s/ BOBBY S. SHACKOULS
                                    -----------------------------------------
                                    By  Bobby S. Shackouls
                                    Its Chairman of the Board, President
                                        and Chief Executive Officer


ACCEPTED and AGREED TO
this 22 day of October, 1997


/s/ H. LEIGHTON STEWARD
---------------------------------
H. Leighton Steward